EXHIBIT 10.23

CONSULTING AND PROFESSIONAL SERVICES AGREEMENT
(Independent Contractor)

This Consulting Services Agreement (the “Agreement”) is entered this 22nd day of December, 2011, but having an effective date of September 26, 2011 (the “Effective Date”), by and between Minex Ventures II, LLC, a Colorado limited liability company (the “Consultant”), and Zoro Mining Corp. (“Zoro” or the “Company”), a Nevada corporation listed on the OTCBB under the symbol ZORM, with reference to the following:

In consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

1.           Consulting Services.  Consultant hereby agrees to provide and perform for the benefit of the Company the following services:

A.	assisting in the negotiation and facilitating the arrangements necessary to assemble the Yura Yebecahas Mining Project located in Arequipa, Peru (the “Yura Project”);

B.	assisting in the negotiation and facilitating a letter of intent with Formacion Yura Exploracion S.A.C., Donald Stiles and South American Immobiliara S.A.C. for a joint venture on the Yura Project;

C.
assisting in the negotiation with the owners of the approximately 1,500 hectares of exploration concessions (specifically known as the “Fortuna Properties”) to have the Fortuna Properties placed into the Yura Project;

D.	assisting the Company with engaging qualified and experienced geologists and other experienced exploration personnel required for any exploration programs on the Yura Project;

E.	assisting the Company with raising equity capital on terms acceptable to the Company and the Consultant;

F.	assisting in the identification of gold exploration projects in Peru which may enhance shareholder value for the Company;

G.	assisting in the negotiation of all proposed or potential joint venture and/or financing arrangements in connection with the ongoing development of the Company; and

H.
assisting in and facilitating in the setting up of corporate alliances in Peru for the Company, or for any of the Company’s subsidiaries, as the case may be and as may be determined by the Company in its sole and absolute discretion, with potential and strategic business and financial partners for the purposes of the ongoing development and financing of the Company;

(each individually, a “Service” and collectively, the “Services”), as may be requested by the Company from time to time, and the Company hereby hires and engages Consultant to provide and perform the same. The Services are anticipated to be provided by Consultant in Peru.

2.           Fees and Expenses.  For the Services hereunder, subject to any applicable regulatory approvals, the Company will pay to Consultant a fee of US$200,000, which is to be paid as follows:

A.	an initial $100,000 of the fee has already been paid to the Consultant; and

B.	a further $100,000 is to be paid to the Consultant on or before March 31, 2012.

The fee to be paid to the Consultant shall cover any and all expenses incurred by the Consultant while performing the Services and the Consultant shall have no claim for reimbursement of any expenses.

3.           Term of Agreement.  The term of this Agreement shall commence as of the Effective Date, and is expected to continue until December 31, 2012.  Nothing contained herein shall in any way prevent the Company from terminating this Agreement earlier at its sole discretion at any time, with or without cause.  If the Company exercises its right to terminate this Agreement, it shall be obligated to pay Consultant the full amount of the consulting fee of $200,000 as set forth above in Section 2.

4.           Independent Contractor Status.  The relationship of Consultant to the Company is that of an independent contractor, and nothing herein shall be construed or deemed as creating any other relationship.  Without limiting the foregoing, the relationship between the parties hereto shall not be deemed to be that of an employer-employee, joint venture, or partnership.  As an independent contractor, Consultant shall have the sole responsibility for paying taxes, workers compensation, employee benefits (if any), and all similar obligations, and shall be charged with performing the Services in the way that Consultant deems the most feasible or desirable.

5.           Confidential Information and Work for Hire.  Consultant and the Company hereby acknowledge and agree that in connection with the performance of the Services set forth herein, Consultant shall be provided with or shall otherwise be exposed to or receive certain confidential and/or proprietary information of the Company or of third parties and may develop certain products, services, methods, know-how, procedures, formulae, processes, specifications, and information of a similar nature that relate to the Services rendered hereunder.  Consultant therefore agrees to maintain and preserve the secrecy and confidentiality of any and all proprietary and business secret or confidential information and data.  In the course of performing the Services hereunder Consultant may develop certain processes, formulations, inventions, data, reports, records, information, prototypes, know-how, designs, drawings, schematics, manuals, ideas, or other products or materials, including ideas that may be protectable under intellectual property laws (all of the foregoing collectively referred to herein as “Work Product”).  Consultant acknowledges that all Work Product created by it during the term of this Agreement or which relates to the Services performed hereunder shall be the property of the Company, and Consultant hereby agrees to take all actions requested by the Company in order to vest ownership of the Work Product in them.  Should the Company seek intellectual property protection for any Work Product, Consultant agrees to execute any documents and take any actions reasonably requested by the Company to effectuate the same, all at no additional cost.

6.           Title to Materials and Equipment.  All materials and equipment furnished by the Company to Consultant hereunder are to be and remain the sole property of the Company and are to be returned within thirty (30) days of the expiration or earlier termination of this Agreement, or within ten (10) days after written demand, whichever first occurs.

7.           Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns.  This Agreement may not be assigned, transferred, conveyed, or encumbered, whether voluntarily or by operation of law, by Consultant without the prior written consent of the Company (which may be granted or withheld in its sole and absolute judgment).

8.           Notices, Etc.  All notices, demands, and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or similar transmission) and mailed (by certified mail, return receipt requested), sent, or delivered (including by way of overnight courier service), (i) if to Consultant, to:

Minex Ventures II, LLC
c/o Gwendolyn Stimple___
2505 Stratton Forest Heights
Colorado Springs, CO  80906

or (ii) if to the Company, to:

Zoro Mining Corp
Harold Gardner, President and CEO
3040 N. Campbell Ave. #110
Tucson, Arizona 85719

or, as to each party, to such other person and/or at such other address or number as shall be designated by such party in a written notice to the other party.  All such notices, demands, and communications shall be effective when sent; provided, however, that if sent by facsimile transmission, notices, demands, and other communications shall be confirmed by same day certified mail, return receipt requested.

9.           Amendments, Etc.  No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto.  Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

10.         Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties and supersedes all previous understandings, agreements, communications, and representations, whether written or oral, concerning the treatment of information and other matters to which this Agreement relates.

11.         No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

12.         Severability.  Any provision of this Agreement which is prohibited, unenforceable, or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability, or legality of such provision in any other jurisdiction.

13.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Arizona.  Each party hereby consents to the laying of venue for any action under this contract with the Superior Court for Pima County, Arizona, and, for such purposes, each of the parties hereby consents to the jurisdiction of such court.

14.         Captions.  The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

15.         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  One or more counterparts of this Agreement may be delivered via telecopier or other electronic communication capable of producing a printed signature with the intention that they shall have the same effect as an original executed counterpart hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MINEX VENTURES II, LLC

By: GST Investments, LLC, Manager of Minex Ventures II, LLC

/s/ Gwendolyn Stimple______________
Name: Gwendolyn K. Stimple
Title:   Manager of GST Investments, LLC

ZORO MINING CORP.

By:  /s/ Harold Gardner
Name: Harold Gardner
Title:   President & CEO